Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of The Macerich Property Management Company 401(k) Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (File No. 333-69995 and 333-186916) on Form S-8 of The Macerich Company of our report dated June 18, 2019, with respect to the statement of net assets available for benefits of The Macerich Property Management Company 401(k) Profit Sharing Plan as of December 31, 2018, which report appears in the December 31, 2019 Annual Report on Form 11-K of The Macerich Property Management Company 401(k) Profit Sharing Plan.

/s/ Windes, Inc.

Long Beach, CA
May 29, 2020